P R E S S R E L E A S E

Contact:	David A. Owen
Chief Financial Officer
(256) 580-3976

WOLVERINE TUBE, INC. ANNOUNCES THE CLOSING OF THE SALE OF ITS SMALL TUBE PRODUCTS BUSINESS TO STANDISH CAPITAL

HUNTSVILLE, ALABAMA, MARCH 3, 2008, Wolverine Tube, Inc. (WLVT) (“Wolverine”), today announced the closing of the sale of its Small Tube Products business to Standish Capital. The Altoona, Pennsylvania based operation produces precision redraw and cut tubing for a variety of applications including the welding, controls, transportation and electrical industries. This business has been included in Wolverine’s commercial products segment. The transaction includes substantially all of the assets of this business plus assumption of certain liabilities. The purchase price is $25 Million cash plus a working capital adjustment as at the closing date, estimated to be approximately $3 Million. Net proceeds from the sale will increase the company’s cash balances.

Harold M. Karp, President and Chief Operating Officer, stated, “The sale of the Altoona operations is in line with our focus on value added, heat transfer tubing products, fabricated products, and joining technology products.”

Steven S. Elbaum, Chairman, commented, “The sale of this non-strategic asset enhances the company’s liquidity and capital allocable to its core business and long term growth opportunities.”

About Wolverine Tube, Inc.
Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products and metal joining products. Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

Forward-looking Statements
All statements in this press release other than statements of historical fact are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in this press release. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligations to release publicly any update or revision to any forward-looking statement contained herein if there are any changes in conditions or circumstances on which any such forward-looking statement is based.

Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801